Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated April 17, 2014, except for the paragraph under the caption “Reverse Stock Split” within Note 2, as to which the date is July 25, 2014, relating to the financial statements of ContraFect Corporation included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-195378) and related Prospectus of ContraFect Corporation for the registration of its units.

/s/ Ernst & Young LLP

MetroPark, New Jersey

July 28, 2014